Theravance Announces Receipt of Additional FDA Communication Regarding Telavancin NDA for the Treatment of Nosocomial Pneumonia

SOUTH SAN FRANCISCO, CA -- (Marketwire - January 28, 2010) - Theravance, Inc. (NASDAQ: THRX) announced today that it has received from the U.S. Food and Drug Administration (FDA) a letter indicating that Theravance's response to the November 2009 Complete Response letter for the telavancin New Drug Application (NDA) for the treatment of nosocomial pneumonia (NP) is incomplete and that the review clock will not start until the FDA receives a complete response. Telavancin is a bactericidal, once-daily injectable investigational antibiotic for the treatment of NP caused by Gram-positive bacteria such as methicillin-resistant Staphylococcus aureus (MRSA). VIBATIV™ (telavancin) is approved in the United States and in Canada for the treatment of adult patients with complicated skin and skin structure infections (cSSSI) caused by susceptible isolates of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-susceptible and -resistant isolates), Streptococcus pyogenes, Streptococcus agalactiae, Streptococcus anginosus group (includes S. anginosus, S. intermedius and S. constellatus) and Enterococcus faecalis (vancomycin-susceptible isolates only).

The FDA letter noted that, "While we acknowledge that additional mortality data and analyses have been provided to support pooling the two phase 3 clinical trials (Studies 0015 and 0019), even if this is acceptable, the two pooled studies would equate to only one adequate and well-controlled trial and would not constitute substantial evidence of efficacy. The adequacy and similarity of populations across studies for the purposes of pooling has not yet been determined, and is a review issue."

The letter also suggested that design of the new clinical trial(s) for the NP indication should take into account the following:

a. The study population should contain patients with a high likelihood of having the disease of interest. Therefore, the inclusion criteria for enrolled patients should include evidence of a new or progressive infiltrate on chest radiograph with at least two of the following features: fever > 38 degrees C, leukocytosis or leukopenia, and purulent lower respiratory tract secretions.

b. Chest radiograph interpretation should be performed by a blinded healthcare provider, preferably a radiologist or pulmonologist, not directly involved in assessment of the patient for enrollment or during subsequent care.

c. Uniform criteria should be applied to identify the quality of sputum and endotracheal aspirate specimens for culture and subsequent pathogen identification.

d. The use of adjunctive antibacterial therapy should be minimized and rapid de-escalation criteria should be included in the study protocol.

The FDA encouraged Theravance to request a meeting to discuss these issues.

However, there was no guidance provided regarding the primary clinical efficacy endpoint suitable for approval, the size or number of additional studies required, or statistical methods for evaluation of clinical results.

"It is unclear at this point what additional information the FDA will require to complete their review of the nosocomial pneumonia NDA," said Rick E Winningham, Theravance's Chief Executive Officer.

"The ATTAIN studies included over 1,500 patients in total and are the largest randomized double blind studies that have been submitted to the FDA for the evaluation of a new agent to treat NP due to Gram positive organisms. These studies were designed and conducted in accordance with the current draft FDA guidelines for clinical trial design in nosocomial pneumonia which include clinical cure as the primary efficacy endpoint and mortality as a secondary endpoint. Importantly, each study met its primary efficacy endpoint of clinical cure. Further, since the FDA appears to be treating mortality as a primary endpoint, there was no statistically significant difference in all-cause mortality between the treatment groups," added Mr. Winningham.

Complete Response Letter

On November 27, 2009, Theravance issued a press release noting that we had received a Complete Response letter from the FDA on the telavancin NP NDA and we responded back to the FDA in December. The key elements of our response were discussed on January 14, 2010 at the J.P. Morgan Healthcare Conference. These included a rationale for pooling the ATTAIN studies as they may individually be of insignificant statistical power to support a mortality endpoint and Kaplan-Meier survival estimates. The information from this presentation can be accessed on our website.

Conference Call and Webcast Information

Theravance has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Standard Time today. To participate in the live call by telephone, please dial 877-837-3908 from the U.S., or 973-890-8166 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting the company's web site at www.theravance.com. To listen to the live call, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the company's web site for 30 days through February 27, 2010. An audio replay will also be available through 11:59 p.m. Eastern Standard Time on February 4, 2010 by dialing 800-642-1687 from the U.S., or 706-645-9291 for international callers, and entering confirmation code 54206286.

About Telavancin

Telavancin was discovered by Theravance in a research program dedicated to finding new antibiotics for serious infections due to Staphylococcus aureus and other Gram-positive bacteria, including MRSA. Telavancin is a bactericidal, once-daily, injectable lipoglycopeptide antibiotic with a dual mechanism of action whereby telavancin both inhibits bacterial cell wall synthesis and disrupts bacterial cell membrane function.

About the Clinical Studies

The NDA is based on data from the ATTAIN I and II clinical studies in adult patients. ATTAIN I and ATTAIN II were two large, multi-center, multinational, double-blind, randomized Phase III clinical studies, in which 1,503 patients were enrolled and treated, 464 of whom were infected with MRSA. Patients with NP suspected or proven to be caused by Gram-positive bacteria were randomized (1:1) to receive either telavancin 10 mg/kg IV once daily or vancomycin 1 g IV every 12hr (the protocols allowed vancomycin dosage to be modified per site-specific guidelines). For patients with suspected or proven polymicrobial infections involving Gram-negative and/or anaerobic bacteria in addition to the Gram-positive organisms for which study medication therapy was used, aztreonam, piperacillin-tazobactam, and/or metronidazole were allowed. The objective of each study was non-inferiority of telavancin versus vancomycin in clinical cure rate at the test-of-cure visit. Determination of clinical cure was based upon physician-judged resolution of clinical signs and symptoms of NP. In both studies, the demonstration of non-inferiority in the all-treated (AT) and clinically evaluable (CE) patient populations was achieved.

Important Safety Information

Fetal Risk

Women of childbearing potential should have a serum pregnancy test prior to administration of VIBATIV. Avoid use of VIBATIV during pregnancy unless the potential benefit to the patient outweighs the potential risk to the fetus. Adverse developmental outcomes observed in three animal species at clinically relevant doses raise concerns about potential adverse developmental outcomes in humans. If not already pregnant, women of childbearing potential should use effective contraception during VIBATIV treatment.

Nephrotoxicity

New onset or worsening renal impairment occurred in patients who received VIBATIV. Renal adverse events were more likely to occur in patients with baseline comorbidities known to predispose patients to kidney dysfunction and in patients who received concomitant medications known to affect kidney function. Monitor renal function in all patients receiving VIBATIV prior to initiation of treatment, during treatment, and at the end of therapy. If renal function decreases, the benefit of continuing VIBATIV versus discontinuing and initiating therapy with an alternative agent should be assessed. Clinical cure rates in telavancin-treated patients were lower in patients with baseline CrCl less than or equal to 50 mL/min compared to those with CrCl greater than 50 mL/min. Consider these data when selecting antibacterial therapy for use in patients with baseline moderate/severe renal impairment.

Geriatric Use

Telavancin is substantially excreted by the kidney, and the risk of adverse reactions may be greater in patients with impaired renal function. Because elderly patients are more likely to have decreased renal function, care should be taken in dose selection in this age group.

Infusion Related Reactions

VIBATIV is a lipoglycopeptide antibacterial agent and should be administered over a period of 60 minutes to reduce the risk of infusion-related reactions. Rapid intravenous infusions of the glycopeptide class of antimicrobial agents can cause "Red-man Syndrome"-like reactions including: flushing of the upper body, urticaria, pruritus, or rash.

Clostridium difficile-Associated Diarrhea

Clostridium difficile-associated diarrhea (CDAD) has been reported with nearly all antibacterial agents and may range in severity from mild diarrhea to fatal colitis. CDAD must be considered in all patients who present with diarrhea following antibiotic use.

Development of Drug Resistant Bacteria

Prescribing VIBATIV in the absence of a proven or strongly suspected bacterial infection is unlikely to provide benefit to the patient and increases the risk of the development of drug-resistant bacteria. As with other antibacterial drugs, use of VIBATIV may result in overgrowth of nonsusceptible organisms, including fungi.

QTc Prolongation

Caution is warranted when prescribing VIBATIV to patients taking drugs known to prolong the QT interval. In a study involving healthy volunteers, VIBATIV prolonged the QTc interval. Use of VIBATIV should be avoided in patients with congenital long QT syndrome, known prolongation of the QTc interval, uncompensated heart failure, or severe left ventricular hypertrophy.

Coagulation Test Interference

VIBATIV does not interfere with coagulation, but does interfere with certain tests used to monitor coagulation such as prothrombin time, international normalized ratio, activated partial thromboplastin time, activated clotting time, and coagulation based factor Xa tests. Blood samples for these coagulation tests should be collected as close as possible prior to a patient's next dose of VIBATIV.

Adverse Reactions

The most common adverse reactions (greater than or equal to 10% of patients treated with VIBATIV) observed in the Phase III cSSSI clinical trials were taste disturbance, nausea, vomiting, and foamy urine.

In the Phase III cSSSI clinical trials, serious adverse events were reported in 7% of patients treated with VIBATIV and most commonly included renal, respiratory, or cardiac events. Serious adverse events were reported in 5% of vancomycin-treated patients, and most commonly included cardiac, respiratory, or infectious events.

For full prescribing information and medication guide, please visit www.VIBATIV.com.

About the Telavancin Collaboration

In November 2005, Theravance entered into a collaboration arrangement with Astellas Pharma Inc. for the development and commercialization of telavancin worldwide except Japan. In July 2006, Theravance and Astellas expanded the collaboration to include Japan. Under the terms of the collaboration, Theravance is responsible for the development of and U.S. FDA filings for telavancin for the treatment of (i) complicated skin and skin structure infections and (ii) nosocomial pneumonia. Theravance was also responsible for the manufacture of approximately six months of first commercial sale stock for launch of telavancin in the United States. Astellas is responsible for all other development, regulatory, manufacturing, sales and marketing activities. Theravance will collaborate with Astellas in marketing in the United States for the first three years following approval.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. The company's key programs include: VIBATIV™ (telavancin) with Astellas Pharma Inc. and the Horizon program and Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) program with GlaxoSmithKline plc. By leveraging its proprietary insight of multivalency toward drug discovery, Theravance is pursuing a next generation strategy designed to discover superior medicines in areas of significant unmet medical need. For more information, please visit the company's web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

VIBATIV is a trademark of Astellas Pharma Inc.

This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals and timing of clinical studies and product commercialization, statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the timing of seeking regulatory approval of our product candidates, statements concerning enabling capabilities of Theravance's approach to drug discovery and its proprietary insights, statements regarding expectations for product candidates through development and commercialization. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, delays or failure to achieve regulatory approvals for, or to successfully launch, product candidates, risks of relying on third-party manufacturers for the supply of our product candidates and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Theravance's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 4, 2009 and the risks discussed in our other periodic filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Michael W. Aguiar
Senior Vice President and Chief Financial Officer
650-808-4100
investor.relations@theravance.com